                                                                 EXHIBIT (d)(1)

                             AMERICAN GENERAL LIFE
                               Insurance Company
                                A STOCK COMPANY

Home Office:
Houston, Texas

2727-A Allen Parkway
P. O. Box 1931         POLICY NUMBER:
Houston, Texas 77251

(713) 522-1111

WE WILL PAY THE DEATH BENEFIT PROCEEDS to the Beneficiary if the Insured dies prior to the Maturity Date and while this policy is in force. Payment will be made after We receive due proof of the Insured's death, and will be subject to the terms of this policy. The method for determining the amount payable is stated in the Death Benefit Proceeds provision.

WE WILL PAY THE CASH SURRENDER VALUE of this policy to the Owner on the Maturity Date if the Insured is living on that date and if this policy is in force.

THE AMOUNT OR DURATION OF THE DEATH BENEFIT PROCEEDS AND THE ACCUMULATION VALUES PROVIDED BY THIS POLICY WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. ACCUMULATION VALUES MAY INCREASE OR DECREASE.

The consideration for this policy is the application and payment of the first premium. The first premium must be paid on or before delivery of this policy.

This is a FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. An adjustable Death Benefit is payable upon the Insured's death prior to the Maturity Date and while this policy is in force. Investment results are reflected in policy benefits. ACCUMULATION VALUES and CASH VALUES are flexible and will be based on the amount and frequency of premiums paid and the investment results of the Separate Account. NON-PARTICIPATING--NOT ELIGIBLE FOR DIVIDENDS.

                   NOTICE OF TEN DAY RIGHT TO EXAMINE POLICY

You may return this policy within 10 days after delivery if You are not satisfied with it for any reason. The policy may be returned to Us or to the registered representative through whom it was purchased. Upon surrender of this policy within the ten day period, it will be deemed void from the Date of Issue, and We will refund the greater of: (1) any premiums received by Us; or
(2) Your Accumulation Value as of the first Valuation Date occurring on or next following the date on which Your request is received plus any charges that have been deducted.

SIGNED AT THE HOME OFFICE ON THE DATE OF ISSUE.


        /s/ Elizabeth M. Tuck                  /s/ Rodney O. Martin, Jr.
---------------------------------------  --------------------------------------
              Secretary                                President

           FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY
                          READ YOUR POLICY CAREFULLY

07704

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                                     INDEX

Annual Report....................  20   Monthly Administration Fee.......  11
Cash Surrender Value.............  10   Owner............................   4
Cash Value.......................  10   Payment Options.................. 17-19
Change of Ownership or                  Policy Loans.....................
  Beneficiary....................  17                                     15-16
Changing the Death Benefit Option   7   Policy Values.................... 9-13
Changing the Specified Amount....   6   Premium Expense Charge...........   4
Contract.........................   4   Premium Payments.................  4-5
Cost of Insurance Rate Table..... 22-23 Reinstatement....................  21
Date of Issue....................   4   Separate Account Provisions......  7-9
Death Benefit and Death Benefit         Specified Amount.................
  Options........................  5-6                                      6
Death Benefit Corridor Rates..... 34-35 Suicide..........................  19
Dollar Cost Averaging............ 14-15 Surrender Charges................ 24-29
General Account..................   9   Surrender, Full and Partial......  12
General Provisions...............       Suspension and Deferral of
                                  19-21   Payments.......................  15
Grace Period.....................  12   Transfer Provision............... 13-15
Incontestability.................  19   Valuation of Assets..............   7
Investments of the Separate             Valuation Dates..................
  Account........................   7                                       8
Maturity Date....................   3   Valuation Units..................   8
                                        When This Policy Terminates......  20

Company Reference. "We", "Our", "Us", or "Company" mean American General Life Insurance Company.

"You", "Your". The words "You" or "Your" mean the Owner of this policy.

Home Office. Our office at 2727-A Allen Parkway, Houston, Texas 77019; Mailing Address P.O. Box 4880, Houston, Texas 77210-4880.

Payment Processing Center. Our center for processing premium payments at #1 Franklin Square, Springfield, IL 62713-0001; Mailing Address P.O. Box 0842, Carol Stream, IL 60132-0842.

Written, In Writing. A written request or notice in acceptable form and content, which is signed and dated, and received at Our Home Office.

Premium Class. We may offer any or all of the following Premium Classes. The Premium Class of this policy is shown on the Policy Schedule as one or a combination of the following terms:

   Preferred Plus. The term "Preferred Plus" means the cost of insurance is based on the Insured being an exceptional mortality risk and a non-user of tobacco and other products that contain nicotine.

   Preferred. The term "Preferred" means the cost of insurance is based on the Insured being a better than average mortality risk.

   Standard. The term "Standard" means the cost of insurance is based on the Insured being an average mortality risk.

   Simplified. The term "Simplified" means the cost of insurance is based on the Insured qualifying for simplified issue underwriting.

   Guaranteed. The term "Guaranteed" means the cost of insurance is based on the Insured qualifying for guaranteed issue underwriting.

   Tobacco. The term "Tobacco" means the cost of insurance is based on the Insured being a user of tobacco or other products that contain nicotine.

   Non-Tobacco. The term "Non-Tobacco" means the cost of insurance is based on the Insured being a non-user of tobacco and other products that contain nicotine.

   Juvenile. The term "Juvenile" means the Insured's age nearest birthday was 17 or less on the Date of Issue. Cost of insurance rates stated in Juvenile policies for insurance ages 18 and above are rates for users of tobacco or other products that contain nicotine. (Rates are not classified on the basis of the Insured being a user or non-user of tobacco or other products that contain nicotine at ages 0 through 17.)

   Prior to the policy anniversary nearest the Insured's 18/th/ birthday a request for Non-Tobacco rates may be submitted. See page 23, "Rates on Policy Anniversary Nearest Insured's 18/th/ Birthday."

   Special. The term "Special" means "Substandard" or "Rated". This means an extra amount is being charged due to the Insured's health, occupation or avocation.

                                    NOTICE
                    This Policy Is A Legal Contract Between
                       The Policy Owner And The Company

 07704                              Page 2

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                                POLICY SCHEDULE

 INSURED                             JOHN DOE    POLICY NUMBER:     0000000000
 -------                             -------- -------------------- ------------
 INSURANCE AGE......................      35  DATE OF ISSUE:       JULY 1, 2007
 BASE COVERAGE...................... $50,000  MATURITY DATE:       JULY 1 2072
 SUPPLEMENTAL COVERAGE.............. $     0
 INITIAL SPECIFIED AMOUNT........... $50,000  DEATH BENEFIT OPTION 1

THIS IS A [SEX DISTINCT] POLICY

BASIC POLICY                       MONTHLY COST           YEARS PAYABLE
------------                     ----------------         -------------

VARIABLE UNIVERSAL LIFE.........   SEE PAGE 24              65

PREMIUM CLASS:.................. PREFERRED PLUS/NON-TOBACCO
INITIAL PREMIUM:................ $952.39
PLANNED PERIODIC PREMIUM:....... $952.39 PAYABLE ANNUALLY
MONTHLY DEDUCTION DAY:.......... 1/st/ DAY OF EACH MONTH

MINIMUM DEATH BENEFIT AMOUNT
(AFTER A DECREASE IN SPECIFIED
AMOUNT):........................     [$50,000]

MINIMUM PARTIAL SURRENDER:......     [$500.00]

MINIMUM VALUE THAT MAY BE
RETAINED IN A DIVISION AFTER A
PARTIAL SURRENDER...............     [$500.00]

                                 ANNUAL EFFECTIVE            MONTHLY
                                 ----------------         -------------

GUARANTEED INTEREST RATE:.......       3.0%                 0.2466%

MORTALITY TABLE:................ COMPOSITE 1980 COMMISSIONERS STANDARD ORDINARY
                                 MALE OR FEMALE MORTALITY TABLE

DEATH BENEFIT COMPLIANCE TEST:.. [GUIDELINE PREMIUM]

COVERAGE MAY EXPIRE PRIOR TO THE MATURITY DATE SHOWN WHERE EITHER NO PREMIUMS ARE PAID FOLLOWING PAYMENT OF THE INITIAL PREMIUM, OR SUBSEQUENT PREMIUMS ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE.

                        THIS IS A (STATE NAME) CONTRACT

 07704                              Page 3

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             POLICY SCHEDULE CONTINUED - POLICY NUMBER 0000000000

CHARGES DEDUCTED FROM THE SEPARATE ACCOUNT

   MORTALITY AND EXPENSE CHARGE. DEDUCTIONS FROM THE SEPARATE ACCOUNT WILL BE MADE AT AN ANNUAL RATE NOT TO EXCEED THE RATES STATED BELOW. THE ACTUAL DEDUCTION WILL BE MADE ON A DAILY BASIS. THE INITIAL CURRENT RATE ON A DAILY BASIS IS [0.0005474 %]

   POLICY YEARS                   CURRENT ANNUAL RATE GUARANTEED ANNUAL RATE
   ------------                   ------------------- ----------------------
   1-10..........................        [0.20%]               0.70%
   11-20.........................        [0.00%]               0.35%
   THEREAFTER....................        [0.00%]               0.15%

EXPENSE CHARGES

   PREMIUM TAX (IF APPLICABLE). DEPENDING ON THE LAWS OF THE JURISDICTION IN WHICH THIS POLICY WAS ISSUED, AND SUBJECT TO FUTURE CHANGES IN RESIDENCE, A PERCENTAGE OF EACH PREMIUM MAY BE DEDUCTED FOR PREMIUM TAX. PREMIUM TAX RATES ARE SUBJECT TO CHANGE. THE PREMIUM TAX RATE FOR THIS POLICY ON THE DATE OF ISSUE IS [0%].

                                                           CURRENT GUARANTEED
                                                           ------- ----------
   PREMIUM EXPENSE CHARGE:
   (ADJUSTABLE PREMIUM EXPENSE
   CHARGE PERCENTAGE).....................................  [5.0%]    7.5%

                                                         CURRENT  GUARANTEED
                                                         -------  ----------
   MONTHLY ADMINISTRATION FEE:.......................... [$10.00]   $10.00

   MONTHLY EXPENSE CHARGE FOR THE FIRST THREE YEARS:....      [$28.00]

BASIC POLICY CHARGES AND FEES

   COST OF INSURANCE CHARGES. GUARANTEED MAXIMUM COST OF INSURANCE RATES PER $1,000 OF NET AMOUNT AT RISK ARE SHOWN ON PAGE 24.

   SURRENDER CHARGES. SURRENDER CHARGES WILL APPLY IF THE POLICY IS SURRENDERED OR THE INITIAL BASE COVERAGE IS REDUCED DURING THE SURRENDER CHARGE PERIOD FOLLOWING THE DATE OF ISSUE. SURRENDER CHARGES WILL ALSO APPLY DURING THE SURRENDER CHARGE PERIOD FOLLOWING AN INCREASE IN BASE COVERAGE. SURRENDER CHARGES APPLICABLE TO THIS POLICY APPEAR ON PAGES 25 AND 26.

07704                              Page 3A

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Contract. Your policy is a legal contract that You have entered into with Us.
You have paid the first premium and have submitted an application, a copy of which is attached. In return, We promise to provide the insurance coverage described in this policy.

The entire contract consists of:

    1. The base policy;

    2. The riders that add benefits to the base policy, if any;

    3. Endorsements, if any; and

    4. The attached copy of Your application, and any amendments or supplemental applications.

Date of Issue. The Date of Issue of this policy is the date on which the first premium is due. The Date of Issue is also the date from which all policy years, anniversaries, and Monthly Deduction dates are determined

Owner. The Owner is as stated in the application unless later changed. During the Insured's lifetime, the Owner may exercise every right the policy confers or We allow (subject to the rights of any assignee of record). You may have multiple Owners of this policy. In that case, the authorizations of all Owners are required for all policy changes except for transfers, premium allocations and deduction allocations. We will accept the authorization of one Owner for transfers and changes in premium and deduction allocations. The Owner and the Insured may be the same person but do not have to be. If an Owner dies while the policy is in force and the Insured is living, ownership rights pass on to a successor Owner recorded in Our records, if any; otherwise ownership rights pass to the estate of the Owner.

                               PREMIUM PAYMENTS

All premiums after the first are payable in advance. Premium payments are flexible. This means You may choose the amount and frequency of payments. The actual amount and frequency of premium payments will affect the Cash Values and the amount and duration of insurance. Please refer to the Policy Values Provision section for a detailed explanation.

Planned Periodic Premiums. The amount and frequency of the Planned Periodic Premiums You selected are shown on the Policy Schedule. You may request a change in the amount and frequency. We may limit the amount of any increase. (See "Maximum Premium").

Unscheduled Additional Premiums. You may pay additional premiums at any time before the Maturity Date shown on the Policy Schedule. We may limit the number and amount of additional premiums. (See "Maximum Premium" and "Maximum Net Amount at Risk").

Maximum Premium. We reserve the right to refund any premium that would cause this policy to fail to qualify as life insurance under the Death Benefit Compliance Test selected, and under applicable tax laws. The test selected is shown on the Policy Schedule.

Maximum Net Amount at Risk. We reserve the right to refund any premium that would cause an immediate increase in the Net Amount at Risk unless the Insured is living and provides evidence of insurability satisfactory to Us. We may automatically effect a partial surrender or reduce the Death Benefit, both of which may have federal tax consequences, if the Net Amount at Risk exceeds Our limitations. Net Amount at Risk is the excess of the Death Benefit over the Accumulation Value of the policy.

Premium Expense Charge. The Premium Expense Charge is calculated by multiplying the premium paid (after the deduction of any state premium tax) by the Premium Expense Charge Percentage. The Premium Expense Charge Percentage is adjustable, but will never be more than the guaranteed Premium Expense Charge Percentage shown on the Policy Schedule.

07704                               Page 4

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Net Premium. The term Net Premium as used in this policy means "The premium paid, less any applicable state premium tax and less the Premium Expense Charge" except as follows: No Premium Expense Charge will be deducted if the source of the premium is Cash Surrender Values applied from another policy issued by the Company. (We refer to this as an internal rollover).

Allocation of Net Premiums. The initial allocation of Net premiums is shown in the application for this policy and will remain in effect until changed by Written notice from the Owner. The percentage allocation for future Net Premiums may be changed at any time by Written notice.

The initial Net Premium will be allocated to the money market investment option on the later of the following dates:

    1. The Date of Issue; or

    2. The date all requirements needed to place the policy in force have been satisfied, including underwriting approval and receipt in the Home Office of the necessary premium.

The initial Net Premium will remain in the money market investment option until the first Valuation Date following the 15/th/ day after it was applied. Any additional Net Premiums received prior to the first Valuation date which follows the 15/th/ day after the initial Net Premium was applied will be allocated to the money market investment option until such Valuation Date. At that time, We will transfer the Accumulation Value to the selected investment option(s). Each Net Premium received after such Valuation Date will be applied directly to the selected investment option(s) as of the Business Day received.

Changes in the allocation of Net Premiums will be effective on the date We receive the Owner's notice. The allocation may be 100% to any available option or may be divided among several available options in whole percentage points totaling 100%.

Where to Pay. You may make Your payments to Us at Our Home Office, Our Payment Processing Center or to an authorized agent. All premium checks must be made payable to the Company. A receipt signed by an officer of the Company will be furnished upon request.

                    DEATH BENEFIT AND DEATH BENEFIT OPTIONS

Death Benefit Proceeds. If the Insured dies prior to the Maturity Date and while this policy is in force, We will pay the Death Benefit Proceeds to the Beneficiary. The Death Benefit Proceeds will be subject to:

    1. The Death Benefit Option in effect on the date of death; and

    2. Any increases or decreases made to the Specified Amount. The Initial Specified Amount is shown on the Policy Schedule.

Guidelines for changing the Death Benefit Option or the Specified Amount will be found in "Changing Your Insurance Policy."

Any premium received after the date of death will be refunded and will not be included in the Accumulation Value for purposes of calculating the Death Benefit Amount. The Death Benefit Proceeds will be the Death Benefit Amount, after reversing any premium received after the date of death, less any outstanding policy loans and will be subject to the other provisions of the "Beneficiary and Proceeds" section.

Death Benefit Compliance Test. Death Benefit Compliance Tests are used to determine if a policy will qualify as life insurance under applicable tax laws. There are two compliance tests which may be used: The Guideline Premium Test and the Cash Value Accumulation Test. The test which You selected when this policy was issued is shown on the Policy Schedule. You cannot change Your election of the Death Benefit Compliance Test after the Date of Issue.

Death Benefit Option. The Death Benefit Option which You have chosen is shown on the Policy Schedule as either Option 1, 2 or 3.

07704                               Page 5

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Option 1. If You have chosen Option 1, the Death Benefit Amount will be the greater of:

    1. The Specified Amount on the date of death; or

    2. The Accumulation Value on the date of death multiplied by the applicable Death Benefit Corridor Rate.

Option 2. If You have chosen Option 2, the Death Benefit Amount will be the greater of:

    1. The Specified Amount plus the Accumulation Value on the date of death; or

    2. The Accumulation Value on the date of death multiplied by the applicable Death Benefit Corridor Rate.

Option 3. If You have chosen Option 3, the Death Benefit Amount will be the amount payable under Option 1 plus the sum of all premiums paid for this policy, including premiums for any riders, less any amounts waived by the Company under a waiver of monthly deduction benefit, except as follows:

   Premium payments after a partial surrender will not increase the Death Benefit Amount until the sum of premiums paid from the date of the partial surrender exceeds the amount of the partial surrender.

Death Benefit Corridor Rates are shown in the table for the Death Benefit Compliance Test which You selected.

Specified Amount. The Specified Amount is the total of two types of coverage:
Base Coverage and Supplemental Coverage. Base Coverage is subject to Surrender Charges and a 3 year Monthly Expense Charge, but Supplemental Coverage is not. If Supplemental Coverage has been included as a part of the Specified Amount, charges for the Specified Amount will be lower than if the same Specified Amount had been issued without Supplemental Coverage. However, if Supplemental Coverage is included the premium may be higher for various rider(s) attached to Your policy. The amounts of Base Coverage, Supplemental Coverage (if any) and the Initial Specified Amount are shown on the Policy Schedule.

                        CHANGING YOUR INSURANCE POLICY

You may request a change in the Specified Amount or Death Benefit Option, subject to Our underwriting requirements, at any time except that a decrease in the Specified Amount may not become effective prior to the end of the first policy year. Your request must be submitted to Our Home Office In Writing.

Increasing the Specified Amount. We will require an application and evidence of insurability satisfactory to Us for any increase in the Specified Amount. The proportion of Base to Supplemental Coverage following an increase may be in any proportion as long as Base Coverage is at least 10% of the total Specified Amount. An increase will be effective on the Monthly Deduction Day on or next following the date the application for increase is approved by Us. The effective date will appear in an endorsement to this policy.

Decreasing the Specified Amount. Any decrease will go into effect on the Monthly Deduction Day following the Business Day We receive the request. The Death Benefit Amount remaining in effect after any decrease cannot be less than the greater of:

    1. The Minimum Death Benefit Amount shown on the Policy Schedule; and

    2. Any Death Benefit Amount required to qualify this policy as life insurance under applicable tax laws.

Any such decrease will be applied in the following order:

    1. Against the Specified Amount provided by the most recent increase, with the decrease applying first to the entire Supplemental Coverage portion of such increase, if any, followed by the Base Coverage portion;

    2. Against the next most recent increases successively, with the decrease of each prior increase applying first to the entire Supplemental Coverage portion of such increase, if any, followed by the Base Coverage portion;

07704                               Page 6

    3. Against the Specified Amount provided under the original application, with the decrease applying first to the entire Supplemental Coverage portion of such amount, if any, followed by the Base Coverage portion.

Any reduction in Base Coverage will be subject to any applicable Surrender Charges on a pro-rata basis with the Surrender Charge prior to the reduction in Base Coverage being reduced proportionately. However, if such charge is greater than the Accumulation Value, the Specified Amount decrease will not be allowed.

Changing the Death Benefit Option. You may request a change from Option 1 to Option 2, from Option 2 to Option 1 or from Option 3 to Option 1.

    1. If You request a change from Option 1 to Option 2: The new Specified Amount will be the Specified Amount, prior to change, less the Accumulation Value as of the effective date of the change, but not less than zero. Any such decrease in Specified Amount will be subject to the same guidelines and restrictions as outlined in the Decreasing the Specified Amount provision.

    2. If You request a change from Option 2 to Option 1: The new Specified Amount will be the Specified Amount prior to the change plus the Accumulation Value as of the effective date of the change. The entire increase in the Specified Amount will be applied to the last coverage added (either Base or Supplemental) which has not been removed. For the purpose of this calculation, if the Base and Supplemental Coverages were issued on the same date, We will consider the Supplemental Coverage to have been issued later.

    3. If You request a change from Option 3 to Option 1: The Specified Amount will remain unchanged.

We will not require evidence of insurability for a change in the Death Benefit Option. The change will go into effect on the Monthly Deduction Day following the date We receive Your request for change.

Changing the Terms of Your Policy. Any change in the terms of Your policy must be approved by the President, a Vice President, an Administrative Officer or the Secretary of the Company. No agent has the authority to make any changes or waive any of the terms of Your policy.

                          SEPARATE ACCOUNT PROVISIONS

Separate Account. Separate Account VL-R is a segregated investment account established by the Company under Texas law to separate the assets funding the variable benefits for the class of policies to which this policy belongs from the other assets of the Company. That portion of the assets of the Separate Account equal to the policy liabilities shall not be chargeable with liabilities arising out of any other business We may conduct. Income, gains and losses, whether or not realized from assets allocable to the Separate Account are credited to or charged against such Account without regard to Our other income, gains or losses.

Investments of the Separate Account. The Separate Account is segmented into Divisions. Each Division invests in a single investment option. Net Premiums will be applied to the Separate Account and allocated to one or more Divisions. The assets of the Separate Account are invested in the investment option(s) listed on the application for this policy. From time to time, We may add additional Divisions. We may also discontinue offering one or more Divisions as provided in the "Rights Reserved by Us" provision. You may make a change in investment selections by filing a Written change form with Our Home Office. You may make transfers to the additional Divisions subject to the rules stated in the "Transfer Provision" section and any new rules or limitations which may apply to such additional Divisions.

If shares of any of the investment options become unavailable for investment by the Separate Account, or the Company's Board of Directors deems further investment in these shares inappropriate, the Company may limit further purchase of the shares or may substitute shares of another investment option for shares already purchased under this policy as provided in the "Rights Reserved by Us" provision.

Valuation of Assets. The assets of the Separate Account are valued as of each Valuation Date at their fair market value in accordance with Our established procedures. The Separate Account Value as of any Valuation Date prior to the Maturity Date is the sum of Your account values in each Division of the Separate Account as of that date.

07704                               Page 7

Valuation Units. In order to determine policy values in the Divisions We use Valuation Units which are calculated separately for each Division. The Valuation Unit value for each Division will vary to reflect the investment experience of the applicable investment option. The Valuation Unit for a Division will be determined on each Valuation Date for the Division by multiplying the Valuation Unit value for the Division on the preceding Valuation Date by the Net Investment Factor for that Division for the current Valuation Date.

Net Investment Factor. The Net Investment Factor for each Division is determined by dividing (1) by (2) and subtracting (3), where:

(1) is the net asset value per share of the applicable investment option as of the current Valuation Date (plus any per share amount of any dividend or capital gains distribution paid by the investment option since the last Valuation Date); and

(2) is the net asset value per share of the shares held in the Division as determined at the end of the previous Valuation Date; and

(3) is a factor representing the Mortality and Expense Charge.

The net asset value of an investment option's shares held in each Division shall be the value reported to Us by that investment option.

Valuation Dates. Valuation of the various Divisions will occur on each Business Day during each month. If the underlying investment option is unable to value or determine the Division's investment in an investment option due to any of the reasons stated in the "Suspension and Deferral of Payments" provision, the Valuation Date for the Division with respect to the unvalued portion shall be the first Business Day that the assets can be valued or determined.

Business Day. A Business Day is each day during which the New York Stock Exchange is open for business. We will treat any information or Written communications we receive after the close of a Business Day to have been received as of the next Business Day. For the purpose of collecting daily charges, a Business Day immediately preceded by one or more non-business calendar days will include those non-business days as part of that Business Day. For example, a Business Day which falls on a Monday will consist of a Monday and the immediately preceding Saturday and Sunday.

Minimum Value. The Minimum Value that may be retained in a Division after a partial surrender or transfer is shown on the Policy Schedule. If a partial surrender causes the balance in any Division to drop below such minimum amount, the Company reserves the right to transfer the remaining balance to the Money Market Division. If a transfer causes the balance in any Division to drop below the minimum amount, the Company reserves the right to transfer the remaining balance in proportion to the transfer request.

Change of Investment Advisor or Investment Objective. Unless otherwise required by law or regulation, the investment advisor or any investment objective may not be changed without Our consent. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this policy is being delivered.

Rights Reserved by Us. Upon notice to You, this policy may be modified by Us, but only if such modification is necessary to:

    1. Operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

    2. Transfer any assets in any Division to another Division, or to one or more other separate accounts;

    3. Add, combine or remove Divisions in the Separate Account, or combine the Separate Account with another separate account;

    4. Make any new Division available to You on a basis to be determined by Us;

    5. Substitute for the shares held by any Division the shares of another Division or the shares of another investment company or any other investment permitted by law;

07704                               Page 8

    6. Make any changes as required by the Internal Revenue Code, or by any other applicable law, regulation or interpretation in order to continue treatment of this policy as life insurance;

    7. Make any changes required to comply with the requirements of any underlying investment option; or

    8. Make other changes in this policy that in Our judgment are necessary or appropriate to ensure that this policy continues to qualify for tax treatment as life insurance, or that do not reduce any Cash Surrender Value, Death Benefit Amount, Accumulation Value or other accrued rights or benefits.

When required by law, We will obtain Your approval of changes and We will obtain approval from any appropriate regulatory authority.

                                GENERAL ACCOUNT

The General Account is a fixed account within Our general assets which We have established for:

    1. Any amounts transferred from the Divisions as a result of a loan; or

    2. Any amounts the Owner allocated to such Account.

The guaranteed interest rate used in calculating Accumulation Values of amounts allocated to the General Account is shown on the Policy Schedule. We can use interest rates greater than the guaranteed rates to calculate Accumulation Values of amounts allocated to the General Account. Interest applied to that portion of the General Account equal to a policy loan will be at an annual effective rate of 3.0%.

                            POLICY VALUES PROVISION

Accumulation Value. The Accumulation Value of Your policy is the total of all values in the Divisions of the Separate Account and in the General Account. The Accumulation Value reflects:

    1. Net Premiums paid;

    2. Monthly Deductions;

    3. The investment experience of the Divisions selected less the Mortality and Expense Charge;

    4. Amounts allocated to the General Account, including interest earned on amounts in the General Account;

    5. Deductions due to partial surrenders and any charges for partial surrenders; and

    6. Deductions, if any, resulting from decreases in Specified Amount.

Net Premiums are allocated, in accordance with Your instructions, to the General Account or allocated to the selected Divisions of the Separate Account and converted to Valuation Units.

On each Monthly Deduction Day, a Monthly Deduction will be made by reducing the unloaned portion of the General Account or redeeming Valuation Units from each applicable Division in the same ratio as the allocation of policy deductions in effect on the Monthly Deduction Day. You must state In Writing in advance how Monthly Deductions should be made if other than this method is to be used.

If the unloaned portion of the General Account or the balance in any Division of the Separate Account is insufficient to make a Monthly Deduction in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the Monthly Deduction bears to the unloaned Accumulation Value of Your policy.

The Accumulation Value in any Division is determined by multiplying the value of a Valuation Unit by the number of Valuation Units held under the policy in that Division.

 07704                               Page 9

The value of the Valuation Units equal to the amount being borrowed from the Separate Account will be transferred to the General Account as of the Business Day that We receive the Written loan request.

Valuation Units are surrendered to reflect a partial surrender as of the Business Day that We receive the Written request for partial surrender.

On the Date of Issue. The Accumulation Value on the Date of Issue is:

    1. The Net Premium received; less

    2. The Monthly Deduction for the first policy month (See "How We Calculate a Monthly Deduction").

The first deduction day is the Date of Issue. The Monthly Deduction Day is shown on the Policy Schedule.

On Each Monthly Deduction Day. On each Monthly Deduction Day after the Date of Issue, We will determine the Accumulation Value as follows:

    1. We will take the Accumulation Value as of the last Monthly Deduction Day;

    2. Add the interest earned for the month on the excess of the General Account value on the last Monthly Deduction Day over any partial surrenders and transfers made from the General Account since the last Monthly Deduction Day;

    3. Add any investment gain (or subtract any investment loss) on the Divisions of the Separate Account since the last Monthly Deduction Day as measured by the change in the value of the Valuation Units;

    4. Add all Net Premiums received since the last Monthly Deduction Day;

    5. Subtract any partial surrender made and any charges for partial surrenders since the last Monthly Deduction Day; and

    6. Subtract the Monthly Deduction for the policy month following the Monthly Deduction Day. (See "How We Calculate a Monthly Deduction").

On Any Valuation Date Other Than A Monthly Deduction Day. The Accumulation Value on any Valuation Date other than a Monthly Deduction Day will be the sum of:

    1. The value of the General Account as of the last Monthly Deduction Day;

    2. Less any partial surrenders and any charges for partial surrenders since the last Monthly Deduction Day;

    3. Plus all Net Premiums received since the last Monthly Deduction Day; and

    4. Plus the sum of the values of the Divisions of the Separate Account as of the last Monthly Deduction Day, plus the amount of any investment gain (or minus any investment loss) on the Divisions since the last Monthly Deduction Day as measured by the change in the value of the Valuation Units.

Cash Value. The Cash Value of this policy will be equal to the Accumulation Value less the Surrender Charge, if any.

Cash Surrender Value. The Cash Surrender Value of this policy will be equal to the Cash Value less any outstanding policy loans and accrued loan interest.

Monthly Deductions May Be Made Only if There Is Sufficient Value. A Monthly Deduction may be made only if the Cash Surrender Value (Accumulation Value less policy loans and accrued loan interest during the first 5 policy years) is equal to or greater than the Monthly Deduction. If the value on a Monthly Deduction Day is not sufficient to meet the Monthly Deduction for the current month, this policy will be subject to the "Grace Period" provision.

07704                               Page 10

Surrender Charge. The Surrender Charge applies only to the Base Coverage portion of the Specified Amount. The Surrender Charge for the amount of Base Coverage on the Date of Issue will apply if such Base Coverage is surrendered or reduced during the Surrender Charge Period. Surrender Charges for any increases in Base Coverage will apply if such increases are surrendered or reduced during the Surrender Charge Period of each increase. The Surrender Charge Period will vary according to the Insured's age at issue (or age on the date of an increase) as shown in the Table of Surrender Charges per $1,000 of Base Coverage.

You may make a request for surrender at any time during the Insured's lifetime before the Maturity Date. The amount being surrendered or reduced will terminate on the Valuation Date on or next following the date We receive the Written request for surrender or reduction.

How We Calculate a Monthly Deduction. Each Monthly Deduction includes:

    1. The cost of insurance provided by the base policy; and

    2. The cost of insurance for benefits provided by riders, if any; and

    3. The Monthly Administration Fee; and

    4. During the first 3 policy years, a Monthly Expense Charge. (A Monthly Expense Charge also applies to the amount of any increase in Base Coverage during the first 3 policy years following such increase.)

Account Value Enhancement. At the beginning of the 21st policy year (and at the beginning of each policy year thereafter), this policy will be eligible for an Account Value Enhancement ("Enhancement"). The Enhancement amount will be calculated at the end of the policy year by multiplying the unloaned Accumulation Value by the Enhancement Percentage. The Enhancement amount will be allocated using the premium allocation percentages in effect at that time. The annual report that We will send to the Owner for the 20th policy year will indicate the Enhancement Percentage, if any, which will be applied at the end of the 21st policy year. Each annual report that follows will indicate the Enhancement Percentage, if any, for the next policy year. The same Enhancement Percentage will be applied to all policies with the same calendar year of issue and the same policy year.

How We Calculate the Cost of Insurance for the Base Policy. We calculate the cost of insurance at the beginning of each policy month on the Monthly Deduction Day. The cost of insurance is determined as follows:

    1. Reduce the Death Benefit Amount by the amount of Accumulation Value on the Monthly Deduction Day before the cost of insurance deduction is taken, and after any applicable rider charges, the Monthly Expense Charge, if any, and the Monthly Administration Fee are deducted;

    2. Multiply the difference by the cost of insurance rate per $1,000 of Net Amount at Risk as provided in the "Cost of Insurance Rate" provision; and

    3. Divide the result by 1000.

Net Amount at Risk is an amount equal to the Death Benefit Amount under the base policy less the Accumulation Value.

Cost of Insurance for Benefits Provided by Riders. The cost of insurance for benefits provided by riders will be as stated on the Policy Schedule or in an endorsement to this policy.

Monthly Administration Fee. An administration fee will be deducted monthly. The amount of the Monthly Administration Fee may be adjusted, but will never be greater than the guaranteed Monthly Administration Fee shown on the Policy Schedule.

Monthly Expense Charge. A Monthly Expense Charge will be deducted during the first 3 policy years for the initial amount of Base Coverage, and during the first 3 policy years following any increase in Base Coverage. The Monthly Expense Charge for the first 3 policy years for the initial amount of Base Coverage is shown on the Policy Schedule. The Monthly Expense Charge for the first 3 policy years for any increase in Base Coverage will be provided in an endorsement to this policy. Any decrease in Base Coverage will not change the Monthly Expense Charge then in effect.

07704                               Page 11

Cost of Insurance Rate. The cost of insurance rate for the Initial Specified Amount, and for each Specified Amount increase, is based on the Insured's:

    1. Gender (if this policy was issued on a Sex Distinct basis);

    2. Age nearest birthday on each policy anniversary; and

    3. Premium Class associated with the Initial Specified Amount and each increase in the Specified Amount.

A table of guaranteed monthly cost of insurance rates is included in this policy. We can use cost of insurance rates that are lower than the guaranteed rates. Any change in rates will apply to all policies in the same rate class as this policy. The rate class of this policy is determined on its Date of Issue according to:

    1. The calendar year of issue and policy year;
    2. The plan of insurance;

    3. The amount of insurance; and

    4. The age, gender and Premium Class of the Insured if this policy was issued on a Sex Distinct basis or the age and Premium Class if this policy was issued on a Gender Neutral basis.

Changes in Rates, Charges and Fees. This policy does not participate in Our profits or surplus. Any redetermination of the cost of insurance rates, interest rates used in calculating Accumulation Values of amounts allocated to the General Account, Mortality and Expense Charges, Premium Expense Charge Percentage, Enhancement Percentage or Monthly Administration Fee will be based on Our future expectations as to investment earnings, mortality, persistency, expenses, reinsurance costs, and state and federal taxes. We will not change these rates or charges in order to recoup any prior losses.

Grace Period. The Grace Period is the 61-day period that follows a Monthly Deduction Day or an annual policy loan interest due date if:

    1. There is not enough Cash Surrender Value (Accumulation Value less policy loans and accrued loan interest during the first 5 policy years) to pay the amount due; and

    2. The requirements, if applicable, of any Monthly Guarantee Premium Rider attached to the policy have not been met.

There is no Grace Period for the Initial Monthly Deduction.

If the amount required to keep Your policy in force is not paid by the end of the Grace Period, this policy will terminate without value. However, We will give You at least 31 days notice prior to termination that Your policy is in the Grace Period and advise You of the amount of premium required to keep Your policy in force. Such 31 days prior notice will be sent to You at Your last known address, and to the assignee of record, if any. If death occurs during the Grace Period, Monthly Deductions through the policy month in which death occurred will be deducted from the proceeds.

If We receive a surrender request within 31 days after the Grace Period commences, the Cash Surrender Value payable will not be less than the Cash Surrender Value on the Monthly Deduction Day the Grace Period commenced. The Monthly Deduction for the policy month following such Monthly Deduction Day will not be subtracted in the calculation of such Cash Surrender Value.

Full Surrender. You may return Your policy to Us and request its Cash Surrender Value at any time during the Insured's lifetime before the Maturity Date. The Cash Surrender Value will be determined as of the Business Day We receive the policy and the Written request for surrender. The Company may delay payment if the Suspension and Deferral of Payments Provision is in effect.

Partial Surrender. At any time after the first policy year, You may request withdrawal of a portion of the Cash Surrender Value of the policy. Your request must be made In Writing during the Insured's lifetime before the Maturity Date. The minimum partial surrender is shown on the Policy Schedule.

07704                               Page 12

Valuation Units are surrendered to reflect a partial surrender as of the Business Day We receive the Written request for partial surrender.

A partial surrender will result in a reduction of the Accumulation Value, Cash Value, and the Death Benefit Amount. The Accumulation and Cash Values will be reduced by the amount of partial surrender benefit. The reduced Death Benefit Amount will be determined in accordance with the "Death Benefit Option" provision. If Your Death Benefit Option is Option 1 or Option 3, the Specified Amount will be reduced by the amount of the partial surrender. If Your Death Benefit Option is Option 2, the Specified Amount will not be reduced by the amount of the partial surrender. The reduction in Specified Amount will be subject to the same guidelines and restrictions as outlined in the "Decreasing the Specified Amount" provision. (The reduced amount will not be less than zero.) The Death Benefit Amount remaining after this reduction must be no less than the Minimum Death Benefit Amount after a Decrease in Specified Amount shown on the Policy Schedule.

A partial surrender will result in the cancellation of Valuation Units from each applicable Division and reduction of the unloaned portion of the General Account in the same ratio as the Allocation of Policy Deductions in effect on the date of partial surrender. If the number of Valuation Units in any Division or in the unloaned portion of the General Account is insufficient to make a partial surrender in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the ratio the partial surrender request bears to the Cash Surrender Value of Your policy. You must state In Writing in advance how partial surrenders should be made if other than this method is to be used.

In addition to the amounts shown in the Table of Surrender Charges, there will also be a charge for each partial surrender not to exceed the lesser of 2.0% of the amount withdrawn or $25. Any partial surrender that causes a reduction in Base Coverage will be subject to any applicable Surrender Charges on a pro-rata basis, and the remaining Surrender Charges will be reduced proportionately.

The Company may delay payment if the Suspension and Deferral of Payments Provision is in effect.

Continuation of Insurance Coverage if Amount or Frequency of Premium Payments is Reduced or if Premium Payments Are Discontinued. If You reduce the amount or frequency of premium payments, or if You discontinue payment of premiums and do not surrender this policy, We will continue making Monthly Deductions (as long as there is sufficient value to make such deductions) until the Maturity Date. This policy will remain in force until the earliest of the following dates:

    1. The Maturity Date (if there is sufficient value to make Monthly Deductions to that date);

    2. Full surrender of the policy;

    3. The end of the Grace Period; or

    4. Death of the Insured.

                              TRANSFER PROVISION

Transfer of Accumulation Value. Transfers will be made as of the Business Day We receive the Written transfer request, subject to the restrictions that follow. If You elect to use the transfer privilege, We will not be liable for a transfer made in accordance with Your instructions. We reserve the right to terminate, suspend or modify the transfer privilege, and to charge a $25 fee for each transfer in excess of 12 in a policy year. Transfers under the Dollar Cost Averaging or Automatic Rebalancing programs will not count toward the 12 free transfers.

The policy is not designed for professional market timing organizations or other entities using programmed or frequent transfers involving large amounts. We are required by law to monitor all Owners' policies for market timing, and have established procedures to detect potential violations. We will monitor all policies to determine if an Owner requests:

    1. An exchange into or out of a variable investment option, except the money market investment option, within 2 calendar weeks of an earlier exchange out of or into that same variable investment option; or

    2. Exchanges into and out of, or out of and into, the same variable investment option, except the money market investment option, more than twice in any one calendar quarter.

07704                               Page 13

If either of the above transactions occurs, We will suspend such Owner's same day or overnight delivery transfer privileges with notice to prevent market timing efforts. Such notice of suspension will take the form of either a letter mailed to the Owner's last known address, or a telephone call from Us informing the Owner that effective immediately, all same day or overnight delivery transfer privileges have been suspended. The suspension of transfer privileges will last for no more than 6 months. Transfers under Dollar Cost Averaging, Automatic Rebalancing or any other automatic transfer arrangements to which We have agreed are not affected by these procedures. Our procedures will be followed in all circumstances and We will treat all Owners the same.

Transfer of Accumulation Value (Separate Account). You may transfer all or part of Your interest in a Division of the Separate Account subject to the following:

    1. The minimum amount which may be transferred is $500.

    2. If the entire amount in a Division of the Separate Account is not being transferred the minimum which must remain is $500.

Transfers between Separate Account Divisions result in the redemption of Valuation Units in one Division and the purchase of Valuation Units in the Division to which the transfer is made. We will not honor Your request for a transfer if the Separate Account is unable to purchase shares of an investment option for any reason.

Transfer of Accumulation Value (General Account). A transfer from the General Account to a Division of the Separate Account may be made during the 60 day period following each policy anniversary. The amount that may be transferred will be the greatest of the following amounts:

    1. Twenty-five percent (25%) of the unloaned portion of the General Account as of the policy anniversary;

    2. The total dollar amount withdrawn from the General Account during the prior policy year (whether the amount withdrawn was a partial surrender for cash or was being transferred to the Separate Account); or

    3. $500.

Transfer of Accumulation Value (Separate Account) on the Maturity Date. The value of each of the Separate Account Divisions will be transferred to the General Account on the Maturity Date, and the resulting Cash Surrender Value paid to the Owner if the Insured is living on that date. If the underlying investment option cannot be valued, or We cannot determine the Division's investment in an investment option on the scheduled Maturity Date, the unvalued portion shall be valued and transferred on the first Business Day that the assets can be valued or determined.

Transfer of Your interest in a Separate Account Division on the Maturity Date will not be subject to a Transfer Fee. Our right to defer payment of values allocated to the General Account for up to 6 months will not apply to values transferred to the General Account under this provision.

Telephone Transfer and Allocation Privilege. If We have on file a completed telephone authorization form for telephone transactions, We will allow transfers and the percentage allocation for future Net Premiums and policy deductions to be changed by telephone at any time. We will honor instructions for Telephone Transactions from any person who provides the correct information. There is a risk of possible loss to You if unauthorized persons use this service in Your name. Under Telephone Transactions, We are not liable for any acts or omissions based upon instructions that We reasonably believe to be genuine, including losses arising from errors in the communication of telephone instructions.

Dollar Cost Averaging. Dollar Cost Averaging (DCA) is an automatic transfer of funds made periodically prior to the Maturity Date in accordance with Instructions from the Owner. DCA transfers will be made in accordance with the Transfer provisions, except as provided below:

    1. DCA transfers may be made:

       a) On any day of the month except the 29/th/, 30/th/ or 31/st/;

       b) On a monthly, quarterly, semi-annual or annual basis; and

       c) From one Separate Account Division to one or more of the other Separate Account Divisions. (The General Account is not eligible for
          DCA).

07704                               Page 14

    2. DCA may be elected only if the Accumulation Value at the time of election is $5,000 or more.

    3. The minimum amount of each DCA transfer is $100, or the remaining amount in the Separate Account Division from which the DCA transfer is being made, if less.

    4. DCA may not begin prior to the first Valuation Date following the 15/th/ day after the initial Net Premium is applied.

    5. DCA will end when there is no longer any value in the Separate Account Division from which DCA transfers were being made, or when You request that DCA end.

    6. While DCA is active, amounts applied to the DCA Separate Account Division will be available for future dollar cost averaging in accordance with the current DCA request.

    7. There is no charge for DCA.

    8. DCA is not available if Automatic Rebalancing is active.

Automatic Rebalancing. Automatic Rebalancing occurs when funds are transferred by the Company among the Separate Account Divisions so that the values in each Division match the premium allocation percentages then in effect. You may choose Automatic Rebalancing on a quarterly, semi-annual or annual basis if Your Accumulation Value is $5,000 or more. The date Automatic Rebalancing occurs will be based on the Date of Issue of Your policy. For example, if Your policy is dated January 17, and You have requested Automatic Rebalancing on a quarterly basis, Automatic Rebalancing will start on April 17, and will occur quarterly thereafter. After Automatic Rebalancing is elected, it will continue until We are notified In Writing that it is to be discontinued. There is no charge for Automatic Rebalancing. Automatic Rebalancing is not available if DCA is active.

                 SUSPENSION AND DEFERRAL OF PAYMENTS PROVISION

We reserve the right to defer payment of any Death Benefit Amount, loan or other distribution that comes from that portion of Your Accumulation Value that is allocated to Separate Account VL-R, if:

    1. The New York Stock Exchange is closed other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted:

    2. An emergency exists, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to fairly determine the Accumulation Value; or

    3. The U.S. Securities and Exchange Commission (SEC) by order permits the delay for the protection of Owners.

As to amounts allocated to the General Account, We may defer payment of any Cash Surrender Value withdrawal or loan amount for up to 6 months, or the period allowed by law, whichever is less, after We receive the request In Writing. Written notice of both the imposition and termination of any such suspension will be given to the Owners, assignees of record and any irrevocable Beneficiaries.

Payments which were due to have been made and which were deferred following the suspension of the calculation of the Cash Surrender Value will be made within thirty (30) days following the lifting of the suspension, and will be calculated based on the Valuation Date which immediately follows termination of the suspension.

                                 POLICY LOANS

You may borrow from Us at any time while this policy is in force, an amount which is equal to or less than the policy's loan value. The policy's loan value will be the Cash Surrender Value less an amount equal to 3 Monthly Deductions. We reserve the right to limit at any time the amount available for a loan to 90% of the Accumulation Value. The minimum amount of each loan is $500 or, if less, the entire remaining loan value. The value of the Valuation Units equal to the amount You borrow from the Separate Account will be transferred to the General Account as of the Business Day that We receive Your Written loan request.

07704                               Page 15

Obtaining a Loan. You may obtain a policy loan by Written request and assignment of the policy as sole security for the loan. The Company may delay processing the loan requested if the Suspension and Deferral of Payments Provision is in effect.

Effect of a Loan. When a loan is made, an amount equal to the amount being borrowed from the Separate Account will be transferred to the General Account. A loan will result in cancellation of units from each applicable Division and reduction of the unloaned portion of the General Account according to the allocation of the policy deductions then in effect. The resulting amount will be added to the loaned portion of the General Account. If the number of Valuation Units in any Division or unloaned portion of the General Account is insufficient for a loan to be made in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the loan bears to the unloaned Accumulation Value of Your policy. You must state in Writing in advance which Division units are to be canceled if a different method is to be used.

Repayment of a loan will first be allocated to the General Account until You have repaid any loaned amounts that were allocated to the General Account. You may tell Us how to allocate repayments above that amount. If You do not tell Us, an amount equal to the loan repayment will be transferred from the General Account to the Divisions in the same ratio currently in effect for the allocation of Net Premiums. A loan, whether or not repaid, will have a permanent effect on the Cash Surrender Values and on the death benefits. If not repaid, any indebtedness will reduce the amount of Death Benefit Proceeds and the amount available upon surrender of the policy.

Loan Interest. Except for Preferred Loans, loan interest will accrue daily at an annual effective rate of 3.75% due at the end of each policy year. Unpaid loan interest will be deducted at the end of each policy year from the investment options according to the allocation of policy deductions then in effect, and added to the loaned portion of the General Account. You must state In Writing in advance how unpaid loan interest should be deducted if other than this method is to be used.

If the number of Valuation Units in any Division or unloaned portion of the General Account is insufficient to deduct unpaid loan interest in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the unpaid loan interest bears to the unloaned Accumulation Value of Your policy.

We will credit interest monthly on the loaned portion of the General Account at an annual effective rate of 3.0%.

Preferred Loans. A "Preferred Loan" is a policy loan that is made at a net cost to the Owner that is less than the net cost of other policy loans. By "net cost" We mean the amount of interest charged for the loan less interest credited to the amount of the Accumulation Value offset by a loan. Starting on the tenth policy anniversary, this policy will be eligible for "Preferred Loans" subject to the following guidelines:

    1. The maximum amount eligible for Preferred Loans during a policy year is restricted to the lesser of the following values on the first day of such policy year:

       a. The policy loan value; or

       b. 10% of the Accumulation Value.

    2. When a Preferred Loan is made, interest will accrue daily at an annual effective rate of not less than 3.00% nor more than 3.25% due at the end of each policy year.

How You May Repay a Policy Loan. You may repay all or part of a policy loan at any time, except that:

    1. Repayment may be made only while this policy is in force and prior to the death of the Insured;

    2. A partial repayment must be at least $100.00; and

    3. At the time You repay all or part of a policy loan, You must specify the payment is to repay all or part of the policy loan.

Except as provided in the Grace Period provision, at any time Your policy loan exceeds the Cash Value, this policy will lapse. However, We must mail at least 31 days prior notice to Your last known address and to the assignee of record, if any.

07704                               Page 16

We Can Delay Payment. We can delay lending You money for up to 6 months, or the period allowed by law, whichever is less. However, We cannot delay lending You money if the amount is to be used to pay a premium to Us.

                           BENEFICIARY AND PROCEEDS

Beneficiary. The Beneficiary as named in the application, or later changed by You, will receive the proceeds upon the death of the Insured. Unless You have stated otherwise, proceeds will be paid as follows:

    1. If any Beneficiary dies before the Insured, that Beneficiary's interest will pass to any other Beneficiaries according to their respective interests.

    2. If no Beneficiary survives the Insured, proceeds will be paid to You, as Owner, if You are then living; otherwise proceeds will be paid to Your estate.

Common Disaster. If We cannot determine whether a Beneficiary or the Insured died first in a common disaster, We will assume that the Beneficiary died first. Proceeds will be paid on this basis unless an endorsement to this policy provides otherwise.

Proceeds. Proceeds mean the amount payable on:

    1. The Maturity Date;

    2. Exercise of the full surrender benefit; or

    3. The Insured's death.

The proceeds on the Maturity Date will be the Cash Surrender Value. The proceeds on the Insured's death will be the Death Benefit Amount less any outstanding policy loans. All proceeds and partial surrender benefits are subject to the provisions of the "Payment Options" section and the other provisions of this policy.

                      CHANGE OF OWNERSHIP OR BENEFICIARY

You may change the Owner or the Beneficiary at any time during the lifetime of the Insured unless the previous designation provides otherwise. To do so, send a Written request to Our Home Office in a form acceptable to Us. The change will go into effect when We have recorded the change. However, after the change is recorded, it will be deemed effective as of the date of Your Written request for change. The change will be subject to any payment made or action taken by Us before the request is recorded.

                                PAYMENT OPTIONS

Instead of being paid in one sum, all or part of the proceeds may be applied under any of the Payment Options described below. In addition to these options, other methods of payment may be chosen with Our consent.

Payment Contract. When proceeds become payable under a Payment Option, a Payment Contract will be issued to each payee. The Payment Contract will state the rights and benefits of the payee. It will also name those who are to receive any balance unpaid at the death of the payee.

Election of Options. The Owner may elect or change any Payment Option while the Insured is living, subject to the provisions of this policy. This election or change must be In Writing. Within 60 days after the Insured's death, a payee entitled to proceeds in one sum may elect to receive proceeds under any option, subject to the limitations stated in the "Availability of Options" provision.

Option 1. Payments for a Specified Period: Equal monthly payments will be made for a specified period. The Option 1 Table in this policy shows the monthly income for each $1,000 of proceeds applied.

Option 2. Payments of a Specified Amount: Equal monthly payments of a specified amount will be made. Each payment must be at least $60 a year for each $1,000 of proceeds applied. Payments will continue until the amount applied, with interest, has been paid in full.

07704                               Page 17

Option 3. Monthly Payments for Life with Period Certain: Equal monthly payments will be made for a specified period, and will continue after that period for as long as the payee lives. The specified period may be 10, 15 or 20 years. The Option 3 Table in this policy shows the monthly income for each $1,000 of proceeds applied. If issued on a Sex Distinct basis, tables are based on the Annuity 2000 Male or Female Tables adjusted by projection scale G (adjusted by 50% of projection scale G for females and 100% of projection scale G for males) for 20 years, with interest at the rate of 2% per year. If issued on a Gender Neutral basis, tables are based on the Annuity 2000 Male and Female Tables adjusted by projection scale G (adjusted by 50% of projection scale G for females and 100% of projection scale G for males) for 20 years, with Gender Neutral rates based on 60% female and 40% male, and interest at the rate of 2% per year.

At the time payments are to begin under this option, the payee may choose one of the following:

    1. Monthly payments based on the Option 3 Table; or

    2. Monthly payments equal to a monthly annuity based on Our single premium immediate annuity rates then in use.

Option 4 Proceeds Left at Interest. Proceeds may be left on deposit with Us for any period up to 30 years. Interest earned on the proceeds may be:

    1. Left on deposit to accumulate at the rate of 2% compounded annually; or

    2. Paid in installments at the rate for each $1,000 of proceeds of $20 annually, $9.95 semiannually, $4.96 quarterly or $1.65 monthly.

Upon the death of the payee, or at the end of the specified period, any balance left on deposit will be paid in a lump sum or under Options 1, 2 or 3.

Interest Rates. The guaranteed rate of interest for proceeds held under Payment Options 1, 2, 3 and 4 is 2% compounded annually. We may credit interest at a higher rate. The amount of any increase will be determined by Us.

Payments. The first payment under Options 1, 2 and 3 will be made when the claim for settlement has been approved. Payments after the first will be made according to the manner of payment chosen. Interest under Option 4 will be credited from the date of death and paid or added to the proceeds as provided in the Payment Contract.

Availability of Options. If the proposed payee is not a natural person, payment options may be chosen only with Our consent. If this policy is assigned, We will have the right to pay the assignee in one sum the amount to which the assignee is entitled. Any balance will be applied according to the option chosen.

The amount to be applied under any one option must be at least $2,000. The payment elected under any one option must be at least $20. If the total policy proceeds are less than $2,000 payment will be made in a lump sum.

Evidence That Payee is Alive. Before making any payment under a Payment Option, We may ask for proof that the payee is alive. If proof is requested, no payment will be made or considered due until We receive proof.

Death of a Payee. If a payee dies, any unpaid balance will be paid as stated in the Payment Contract. If there is no surviving payee named in the Payment Contract, We will pay the estate of the payee:

    1. Under Options 1 and 3: The value as of the remaining payments for the specified period as of the date We receive Written notification of death, discounted at the rate of interest used in determining the amount of the monthly payment.

    2. Under Options 2 and 4, the balance of any proceeds remaining unpaid with accrued interest, if any.

Withdrawal of Proceeds Under Options 1 or 2. If provided in the Payment Contract, a payee will have the right to withdraw the entire unpaid balance under Options 1 or 2. Under Option 1, the amount will be the value of the remaining payments for the specified period discounted at the rate of interest used in determining monthly income. Under Option 2, the amount will be the entire unpaid balance.

07704                               Page 18

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Withdrawal of Proceeds Under Option 4. A payee will have the right to withdraw proceeds left under Option 4 subject to the following rules:

    1. The amount to be withdrawn must be $500 or more;

    2. A partial withdrawal must leave a balance on deposit of $1,000 or more.

Withdrawals May Be Deferred. We may defer payment of any withdrawal for up to 6 months from the date We receive a withdrawal request.

Assignment. Payment Contracts may not be assigned.

Change in Payment. The right to make any change in payment is available only if it is provided in the Payment Contract.

Claims of Creditors. To the extent permitted by law, proceeds will not be subject to any claims of a Beneficiary's creditors.

                              GENERAL PROVISIONS

Assigning Your Policy. During the lifetime of the Insured, You may assign this policy as security for an obligation. We will not be bound by an assignment unless it is received In Writing at Our Home Office. Two copies of the assignment must be submitted. We will retain one copy and return the other. We will not be responsible for the validity of any assignment.

Incontestability. We rely on the statements made in the application for the policy and any amendments of application, supplemental applications, and applications for any reinstatements or increases in Specified Amount. These statements, in the absence of fraud, are considered representations and not warranties. No statement may be used in defense of a claim unless it is in such applications.

Except as stated below, We cannot contest this policy after it has been in force during the Insured's lifetime for 2 years from the Date of Issue.

Exceptions:

    1. We cannot contest any claim related to an increase in Specified Amount after such increase has been in effect for 2 years during the Insured's lifetime from the date of issue of such increase.

    2. If this policy is reinstated, We cannot contest this policy after it has been in force during the Insured's lifetime for 2 years from the date of reinstatement.

We can contest a reinstatement or an increase in Specified Amount for a 2-year period following the date of an increase or reinstatement solely on the basis of the information furnished in the application for such reinstatement or increase.

This 2-year limitation does not apply to benefits provided by any Disability or Accidental Death Benefit rider, or to the nonpayment of premium.

Suicide Exclusion. If the Insured takes his or her own life, while sane or insane, within 2 years from the Date of Issue, We will limit the Death Benefit Proceeds to the premiums paid less any policy loans and less any partial surrenders paid.

If there are any increases in the Specified Amount (see "Changing Your Insurance Policy") a new 2-year period shall apply to each increase beginning on the date of each increase. The Death Benefit Proceeds will be the costs of insurance associated with each increase.

When the laws of the state in which this policy is delivered require less than this 2-year period, the period will be as stated in such laws.

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Age or Gender Incorrectly Stated (Age Incorrectly Stated if Issued on a Gender
Neutral Basis). If the: (1) age or gender of the Insured (if this policy was issued on a Sex Distinct basis); or (2) age of the Insured (if this policy was issued on a Gender Neutral basis) has been misstated to Us, We will adjust the excess of the Death Benefit Amount over the Accumulation Value on the date of death to that which would have been purchased by the Monthly Deduction for the policy month of death at the correct cost of insurance rate. By age, We mean age nearest birthday as of the Date of Issue.

Statutory Basis of Policy Values. The Cash Values of the policy are not less than the minimum values required by the law of the state where this policy is delivered. The calculation of the Cash Values includes a charge for the cost of insurance, as shown in the Table of Guaranteed Monthly Cost of Insurance Rates and for the General Account interest at the guaranteed annual interest rate shown on the Policy Schedule.

Calculation of minimum Cash Values, nonforfeiture benefits and Guaranteed Cost of Insurance rates are based on the Mortality Table shown on the Policy Schedule for the appropriate gender (if this policy was issued on a Sex Distinct basis) and age nearest birthday.

A detailed statement of the method of computing values has been filed with the state insurance department where required.

No Dividends. This policy will not pay dividends. It will not participate in any of Our surplus or earnings.

Annual Report. We will send You at least once a year, without charge, an annual report which will show a summary of all transactions since the last report, including:

    1. Premiums paid;

    2. Transfers;

    3. Expense charges deducted;

    4. The cost of insurance deducted;

    5. Partial surrender benefits deducted including partial surrender fees;

    6. The amount of any outstanding policy loans;

    7. Separate Account Unit Values;

    8. The current Cash Surrender and Accumulation Values; and

    9. The Death Benefit Amount.

When This Policy Terminates. This policy will terminate if:

    1. You request that this policy be terminated;

    2. The Insured dies;

    3. The policy matures; or

    4. The Grace Period ends and there is insufficient Cash Surrender Value (Accumulation Value less policy loans and accrued loan interest during the first 5 policy years) to cover a Monthly Deduction.

07704                               Page 20

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Reinstatement. "Reinstating" means placing Your policy in force after it has terminated at the end of the Grace Period. We will reinstate this policy if We receive:

    1. Your Written request within 5 years after the end of the Grace Period and before the Maturity Date; and

    2. Evidence of insurability satisfactory to Us; and

    3. Payment of enough premium to keep the reinstated policy in force for two months; and

    4. Payment or reinstatement of any indebtedness.

The reinstated policy will be in force from the Monthly Deduction Day on or following the date We approve the reinstatement application.

The original Surrender Charge schedule will apply to a reinstated policy. The Accumulation Value at the time of reinstatement will be:

    1. The Surrender Charge deducted at the time of lapse (such charge not being greater than the Accumulation Value at the time of lapse before the Surrender Charge was applied); plus

    2. The Net Premium allocated in accordance with the premium allocation percentages at the time of lapse unless the reinstatement application provides otherwise, using Unit Values as of the date of reinstatement; plus

    3. Any loan repaid or reinstated; less

    4. The Monthly Deduction for one month.

The dollar amount of any Surrender Charge reinstated will be the same as the dollar amount of Surrender Charge at the time of lapse, and will be reinstated into the Divisions and the General Account from which it was deducted at the time of lapse using Unit Values as of the date of reinstatement.

If a person other than the Insured is covered by a rider attached to this policy, coverage will be reinstated according to that rider.

Rates on Policy Anniversary Nearest Insured's 18/th/ Birthday (For Insured's age 17 or Less on Date of Issue). If the Insured's age, nearest birthday, is 17 or less on the Date of Issue of this policy, Tobacco rates will be used starting on the policy anniversary nearest the Insured's 18/th/ birthday, except as follows. Prior to the anniversary nearest the Insured's 18/th/ birthday, a Written statement signed by the Insured, may be submitted to the Company requesting that Non-Tobacco rates be made effective. The statement must include the date the Insured last used tobacco or other products that contain nicotine, or state that the Insured has never used tobacco or other products that contain nicotine, whichever applies. If the request is approved, Non-Tobacco rates will be made effective on the policy anniversary nearest the Insured's 18/th/ birthday. Otherwise, Tobacco rates will apply. We will send a notice to the Owner at least 30 days prior to the policy anniversary nearest the Insured's 18/th/ birthday that a request for Non-Tobacco rates may be submitted.

07704                               Page 21

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                             AMERICAN GENERAL LIFE
                               Insurance Company
                                A Stock Company

This is a FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. An adjustable Death Benefit is payable upon the Insured's death prior to the Maturity Date and while this policy is in force. Investment results are reflected in policy benefits. ACCUMULATION VALUES and CASH VALUES are flexible and will be based on the amount and frequency of premiums paid and the investment results of the Separate Account. NON-PARTICIPATING-NOT ELIGIBLE FOR DIVIDENDS.

                For Information, Service or to make a Complaint

        Contact your Servicing Agent, or Our VUL Administrative Center

                             2727-A Allen Parkway
                                 P.O. Box 4880
                           Houston, Texas 77210-4880
                                1-888-325-9315

   07704